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                                                                    EXHIBIT 23.5



                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in Amendment No. 1 to the Joint Registration Statement on Form S-3 of Patriot American Hospitality, Inc. and Wyndham International, Inc. (Nos. 333-77271 and 333-77271-1) of our report dated February 11, 1998, except for Note 21, as to which the date is March 1, 1998, and Note 3, as to which the date is March 30, 1998, on our audit of the consolidated financial statements of Interstate Hotels Company as of December 31, 1996 and 1997, and for the three years in the period ended December 31, 1997, included in the Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998.

                                                /s/ PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania
May 12, 1999